UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K
                                CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act

                                March 31, 2000
                              ------------------
                                Date of Report
                      (Date of Earliest Event Reported)

                      COMPUTERIZED THERMAL IMAGING, INC.
         -----------------------------------------------------------
            (Exact name of registrant as specified in its charter)

           Nevada                  000-23955               87-0458721
----------------------------  --------------------   ---------------------
(State or other jurisdiction) (Commission File No.) (IRS Employer ID. No.) of incorporation)

                    476 Heritage Park Boulevard, Suite 210
                              Layton, Utah 84041
                      ---------------------------------
                   (Address of principal executive offices)

                                (801) 776-4700
                                --------------
                        Registrant's telephone number

                                Not Applicable
                             --------------------
           (Former Name and Address of Principal Executive Offices)


Item 5.     Other Events.

On December 12, 1999, Computerized Thermal Imaging, Inc. (the "Company") commenced a private placement (the "Offering") of a minimum of $12,000,000 and a maximum of $30,000,000 of its securities pursuant to Regulation D, Section 4(6), Rule 506, of the Securities Act of 1933. The close of the Offering, originally scheduled for December 31,1999, was extended by the Company through February 29, 2000. Due to an oversubscription, the maximum amount of the Offering was increased to $45,000,000. The Offering was structured with a minimum investment of $50,000 for the purchase of one unit consisting of 13,123 common shares and 13,123 warrants at an offering price of $2.81 per share and $1.00 per warrant. Warrants issued pursuant to the Offering are convertible into common shares of the Company at a rate of 50 percent of the initial number of shares purchased at $5.00 per share (subject to specified anti-dilution provisions) and terminate on the fifth year following the close of the Offering. The Company retained the exclusive right to reject any and/or all subscriptions until the Offering was accepted.

On March 1, 2000, the Company announced the close of the Offering from which gross proceeds totaled $42,476,897. Net proceeds from the Offering, after commissions of approximately $2,866,000 and other miscellaneous expenses of the Offering, are estimated to be $39,561,000. Additionally, options to acquire approximately 415,000 common shares of the Company at a strike price of $1.70 will be issued to various independent consultants engaged in connection with the Offering.

On March 31, 2000, the Company accepted all Subscriptions not rejected as of that date. Total shares of the Company common stock to be issued as a result of Subscriptions accepted equals 11,148,766 shares. Warrants of equal quantity are to be issued and give participating shareholders the right to acquire an additional 5,574,450 shares of the Company common stock as specified above.

Common shares and warrants issued pursuant to the Offering are restricted and cannot be resold without registration under applicable federal and state laws. The Company has agreed to commence the application for registration of such shares and warrants prior to July 1, 2000.

The Company plans to use the net Offering proceeds for general corporate purposes and to fund capital expenditures, acquisition of technology, FDA approval of its Breast Imaging System, technological development and to satisfy requirements to register the Company common shares with the NASDAQ Large Cap National Market Listing.

                                  SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTERIZED THERMAL IMAGING, INC.


Date: 04/06/2000                          By:/s/Kevin L. Packard
-------------------                       --------------------------
                                          Kevin L. Packard
                                          Chief Financial Officer